Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 10 of our report dated April 28, 2025 with respect to the audited balance sheets of Fast Casual Concepts, Inc. (the “Company”) as of December 31, 2024 and the related statements of operations, stockholders’ equity and cash flows for the year then ended. Our report contains an explanatory paragraph regarding the Entity’s ability to continue as a going concern.

We consent to all references to our firm included in this Registration Statement.

M N Vijay Kumar

September 12, 2025

No.37, 1st Main, Vinayaka Layout, 3rd Stage, Vijaynagar, Bengaluru- 560040
Mobile: 9980949630, Email: vijaykumarmn17@gmail.com